SOFTKEY/TLC AGREEMENT AND PLAN OF MERGER

                                   AMONG

                          SOFTKEY INTERNATIONAL INC.,

                                KIDSCO INC.

                                   AND

                           THE LEARNING COMPANY

                              DECEMBER 6, 1995


                              TABLE OF CONTENTS

                                                               Page

          1.   TENDER OFFER . . . . . . . . . . . . . . . . . .   1
               1.1  The Amended Offer . . . . . . . . . . . . .   1
               1.2  Compliance and Review . . . . . . . . . . .   2
               1.3  Stockholder List  . . . . . . . . . . . . .   3
               1.4  Directors . . . . . . . . . . . . . . . . .   3

          2.   PLAN OF MERGER . . . . . . . . . . . . . . . . .   4
               2.1  The Merger  . . . . . . . . . . . . . . . .   4
               2.2  TLC Options . . . . . . . . . . . . . . . .   6
               2.3  Effects of the Merger . . . . . . . . . . .   9
               2.4  Proxy Statement . . . . . . . . . . . . . .  10

          3.   REPRESENTATIONS AND WARRANTIES OF TLC  . . . . .  10
               3.1  Organization; Good Standing; Qualification
                    and Power . . . . . . . . . . . . . . . . .  11
               3.2  Authorization . . . . . . . . . . . . . . .  11
               3.3  Capital Structure . . . . . . . . . . . . .  11
               3.4  SEC Filings . . . . . . . . . . . . . . . .  12
               3.5  Consents and Approvals; Noncontravention  .  13
               3.6  Litigation  . . . . . . . . . . . . . . . .  13
               3.7  Broderbund Agreement  . . . . . . . . . . .  14
               3.8  Absence of Certain Changes  . . . . . . . .  14
               3.9  TLC Rights Agreement  . . . . . . . . . . .  14
               3.10 State Takeover Laws . . . . . . . . . . . .  15

          4.   REPRESENTATIONS AND WARRANTIES OF SOFTKEY  . . .  15
               4.1  Organization; Good Standing; Qualification
                    and Power . . . . . . . . . . . . . . . . .  15
               4.2  Authorization . . . . . . . . . . . . . . .  15
               4.3  Consents and Approvals; Noncontravention  .  16
               4.4  Litigation  . . . . . . . . . . . . . . . .  16
               4.5  Financing . . . . . . . . . . . . . . . . .  16
               4.6  Interested Stockholders; Beneficial
                    Ownership . . . . . . . . . . . . . . . . .  16

          5.   TLC COVENANTS  . . . . . . . . . . . . . . . . .  17
               5.1  Advice of Changes . . . . . . . . . . . . .  17
               5.2  Maintenance of Business . . . . . . . . . .  17
               5.3  Conduct of Business . . . . . . . . . . . .  18
               5.4  Stockholder Approval  . . . . . . . . . . .  21
               5.5  Regulatory Approvals  . . . . . . . . . . .  21
               5.6  Necessary Consents  . . . . . . . . . . . .  21
               5.7  Access to Information . . . . . . . . . . .  21
               5.8  Satisfaction of Conditions Precedent  . . .  22
               5.9  Litigation  . . . . . . . . . . . . . . . .  22
               5.10 No Other Negotiations . . . . . . . . . . .  23

          6.   SOFTKEY COVENANTS  . . . . . . . . . . . . . . .  25
               6.1  Advice of Changes . . . . . . . . . . . . .  25
               6.2  Regulatory Approvals. . . . . . . . . . . .  25
               6.3  Necessary Consents. . . . . . . . . . . . .  25
               6.4  Satisfaction of Conditions Precedent. . . .  25
               6.5  Litigation  . . . . . . . . . . . . . . . .  25
               6.6  TLC Employee Plans and Benefit
                    Arrangements. . . . . . . . . . . . . . . .  26
               6.7  Indemnification.  . . . . . . . . . . . . .  27
               6.8  Other Agreements  . . . . . . . . . . . . .  29

          7.   CLOSING MATTERS  . . . . . . . . . . . . . . . .  29
               7.1  The Closing . . . . . . . . . . . . . . . .  29
               7.2  Payment of Merger Consideration.  . . . . .  29
               7.3  Assumption of Options.  . . . . . . . . . .  31

          8.   CONDITIONS PRECEDENT TO OBLIGATIONS OF TLC . . .  31
               8.1  Accuracy of Representations and
                    Warranties. . . . . . . . . . . . . . . . .  31
               8.2  Covenants.  . . . . . . . . . . . . . . . .  31
               8.3  No Order  . . . . . . . . . . . . . . . . .  32
               8.4  Other Approvals . . . . . . . . . . . . . .  32
               8.5  Stockholder Approval  . . . . . . . . . . .  32
               8.6  Purchase of Shares  . . . . . . . . . . . .  32

          9.   CONDITIONS PRECEDENT TO OBLIGATIONS OF
               SOFTKEY AND KIDSCO . . . . . . . . . . . . . . .  32
               9.1  Accuracy of Representations and
                    Warranties. . . . . . . . . . . . . . . . .  33
               9.2  Covenants . . . . . . . . . . . . . . . . .  33
               9.3  No Order  . . . . . . . . . . . . . . . . .  33
               9.4  Other Approvals . . . . . . . . . . . . . .  33
               9.5  Stockholder Approval  . . . . . . . . . . .  34
               9.6  Nonsolicitation . . . . . . . . . . . . . .  34
               9.7  Purchase of Shares  . . . . . . . . . . . .  34

          10.  TERMINATION OF AGREEMENT . . . . . . . . . . . .  34
               10.1 Termination . . . . . . . . . . . . . . . .  34
               10.2 Notice of Termination . . . . . . . . . . .  35
               10.3 Effect of Termination . . . . . . . . . . .  36
               10.4 Breakup Fee . . . . . . . . . . . . . . . .  36

          11.  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
               COVENANTS  . . . . . . . . . . . . . . . . . . .  36

          12.  MISCELLANEOUS  . . . . . . . . . . . . . . . . .  37
               12.1 Governing Law . . . . . . . . . . . . . . .  37
               12.2 Assignment; Binding Upon Successors and
                    Assigns . . . . . . . . . . . . . . . . . .  37
               12.3 Severability  . . . . . . . . . . . . . . .  37
               12.4 Counterparts  . . . . . . . . . . . . . . .  37
               12.5 Other Remedies  . . . . . . . . . . . . . .  37
               12.6 Amendment and Waivers . . . . . . . . . . .  37
               12.7 Expenses  . . . . . . . . . . . . . . . . .  38
               12.8 Attorneys' Fees . . . . . . . . . . . . . .  38
               12.9 Notices . . . . . . . . . . . . . . . . . .  38
               12.10     Construction of Agreement  . . . . . .  39
               12.11     No Joint Venture . . . . . . . . . . .  39
               12.12     Further Assurances . . . . . . . . . .  40
               12.13     Absence of Third-Party Beneficiary
                    Rights  . . . . . . . . . . . . . . . . . .  40
               12.14     Public Announcement  . . . . . . . . .  40
               12.15     Entire Agreement . . . . . . . . . . .  40

          Exhibit A:     Form of Certificate of Merger
          Exhibit B:     Certain Conditions to Offer
          Exhibit C:     Form of Nonsolicitation Agreement


                   SOFTKEY/TLC AGREEMENT AND PLAN OF MERGER

               THIS SOFTKEY/TLC AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into this 6th day of December, 1995 among SoftKey International Inc., a Delaware corporation ("SoftKey"), Kidsco Inc., a Delaware corporation and a wholly owned subsidiary of SoftKey
          ("Kidsco"), and The Learning Company, a Delaware corporation ("TLC").

                                   RECITALS

               The parties intend that, as soon as practicable after consummation of the Offer (as hereinafter defined), Kidsco will merge with and into TLC (the "Merger"), with TLC to be the surviving corporation of the Merger, all pursuant to the terms and conditions of this Agreement and (a) a Certificate of Merger substantially in the form of Exhibit A (the "Certificate of Merger") or (b) if permitted, Section 253 of the General Corporation Law of the State of Delaware (the "Delaware Law") and otherwise in accordance with the applicable provisions of the Delaware Law. Upon the effectiveness of the Merger, each outstanding share of TLC Common Stock (as hereinafter defined) will be converted into the right to receive $67.50 per share in cash (the "Merger Consideration"), and SoftKey will assume all outstanding options to purchase shares of TLC Common Stock, as provided in this Agreement.

               NOW, THEREFORE, the parties hereto hereby agree as follows:

               1.   TENDER OFFER

                         1.1  The Amended Offer.  Provided that
               this Agreement shall not have been terminated in accordance with Section 10 hereof and none of the events set forth in Exhibit B hereto shall have occurred or be existing, as soon as practicable, and in any event within five business days of the date hereof, Kidsco will amend its tender offer for up to 8,590,608 of the outstanding shares of TLC's Common Stock, par value $.001 per share (the "TLC Common Stock"), or such lesser number of shares of TLC Common Stock as may be outstanding upon the expiration of the Offer (the "Shares"), together with the Associated Rights (as hereinafter defined), as set forth in its Offer to Purchase dated October 30, 1995, as amended and supplemented by the first Supplement (the "First Supplement") to the Offer to Purchase dated December 4, 1995 (the "Offer to Purchase"), to (a) extend the Expiration Date (as defined in the Offer to Purchase) until the date 10 business days from and including the date Kidsco amends its Tender Offer Statement on Schedule 14D-1 to reflect this Agreement and (b) modify Section 14 of the Offer to Purchase, as amended and supplemented by Section 10 of the First Supplement, to read as set forth in Exhibit B (such tender offer, as so amended, being referred to herein as the "Offer"). Subject to the terms and conditions of the Offer, SoftKey will promptly pay $67.50 per Share, net to the seller in cash, for all Shares duly tendered that it is obligated to purchase thereunder with no reduction in the price per Share to be paid thereunder as a result of the redemption of the Associated Rights. Without the prior written consent of TLC, Kidsco will not (i) decrease the $67.50 per Share Offer price (ii) decrease the number of Shares to be purchased in the Offer, (iii) change the form of consideration payable in the Offer, (iv) add to or change the conditions to the Offer set forth in Exhibit B provided that, except as provided in clause (v), any Conditions may be waived by Kidsco, (v) change or waive the Minimum Condition (as defined in Exhibit B) or (vi) make any other change in the terms or conditions of the Offer which is adverse to the holders of Shares. TLC's Board of Directors shall recommend acceptance of the Offer to its stockholders in an amendment to its Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") to be filed with the Securities and Exchange Commission (the "SEC") as soon as practicable following the date upon which Kidsco files an amendment to its Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") reflecting this Agreement and containing (including as exhibits) or incorporating by reference a further supplement (the "Second Supplement") to the Offer to Purchase (or portions thereof) and a related, revised Letter of Transmittal. Subject to the terms of the Offer and this Agreement and the satisfaction of all the conditions of the Offer set forth in Exhibit B, Kidsco will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Expiration Date. Subject to Section 10 hereof, if the conditions set forth in Exhibit B are not satisfied or, to the extent permitted by this Agreement, waived by Kidsco as of the date the Offer would otherwise have expired, Kidsco will extend the Offer from time to time until the earlier of the consummation of the Offer or the Final Date (as hereinafter defined).

                         1.2  Compliance and Review.  Kidsco
               agrees, as to the Schedule 14D-1 and the Second Supplement and the related, revised Letter of Transmittal (which together constitute the "Offer Documents"), and TLC agrees, as to the Schedule 14D-9, that such documents shall, in all material respects, comply with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder and other applicable laws. TLC and its counsel, as to the Schedule 14D-1, and Kidsco and its counsel, as to the Schedule 14D-9, shall be given an opportunity to review such documents prior to their being filed with the SEC.

                         1.3  Stockholder List.  In connection with
               the Offer, TLC will cause its Transfer Agent to furnish promptly to Kidsco a list, as of a recent date, of the record holders of shares of TLC Common Stock and their addresses, as well as mailing labels containing the names and addresses of all record holders of shares of TLC Common Stock and lists of security positions of shares of TLC Common Stock held in stock depositories. TLC will furnish Kidsco with such additional information (including, but not limited to, updated lists of holders of shares of TLC Common Stock and their addresses, mailing labels and lists of security positions) and such other assistance as SoftKey or Kidsco or their agents may reasonably request in communicating the Offer to the record and beneficial holders of shares of TLC Common Stock. Subject to the requirements of applicable law, and except for such steps as are necessary or reasonably appropriate to disseminate the Offer Documents, SoftKey and Kidsco will, and will cause each of their subsidiaries to, hold in confidence the information contained in any of such labels, lists and other information, use such information received pursuant to this Agreement only in connection with the Offer and, if this Agreement is terminated, deliver to TLC all copies of, and extracts or summaries from, such information then in their possession.

                         1.4  Directors.  Promptly following
               completion of the Offer and if requested by SoftKey, subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, TLC shall take all actions necessary to cause a number of persons (rounded up to the nearest whole number) designated by SoftKey equal to the lesser of (a) the minimum number necessary to constitute a majority of TLC's directors or (b) the number which bears the same ratio to the total number of directors of TLC as the number of shares of TLC Common Stock purchased by Kidsco pursuant to the Offer bears to the total number of outstanding shares of TLC Common Stock, to become and remain directors of TLC; and TLC shall, at the request of SoftKey, increase the size of its Board of Directors or use its best efforts to cause the resignation of that number of directors which SoftKey is entitled to designate under this Section 1.4, and with respect to each vacancy created by such increase or resignations, shall take all action necessary to effect the election of SoftKey's designees to the TLC Board of Directors, including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder; provided, however, that in no event shall SoftKey be entitled to designate a majority of TLC's Board of Directors unless SoftKey then owns Shares entitling it to exercise at least a majority of the voting power of TLC and provided, further, that TLC shall not be required to take such actions necessary to cause the election of any person as a director if such election would violate applicable law. After the time that such designees constitute a majority of the TLC Board of Directors, any action on the part of TLC with respect to this Agreement or any of the transactions contemplated hereby shall require the vote of a majority of the directors who are not designees of SoftKey.

               2.   PLAN OF MERGER

                         2.1  The Merger.  Subject to the terms and
               conditions of this Agreement, Kidsco will be merged with and into TLC pursuant to this Agreement and the Certificate of Merger and in accordance with applicable provisions of the Delaware Law as follows:

                              (a)  Conversion of Shares.  Each
                    share of TLC Common Stock and the associated rights (the "Associated Rights") issued pursuant to the Rights Agreement (the "TLC Rights Agreement") between TLC and The First National Bank of Boston, as Rights Agent, as amended, that is issued and outstanding immediately prior to the date and time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time"), other than shares and Associated Rights held by SoftKey or Kidsco (which shall be cancelled) and, other than Dissenting Shares (as hereinafter defined), will by virtue of the Merger and at the Effective Time, and without any further action on the part of any holder thereof, be converted into the right to receive the Merger Consideration. Shares of TLC stock held by TLC in its treasury will not be deemed outstanding for purposes of this Agreement and will not be converted into cash or any other property.

                              (b)  Stockholders' Meeting.  If
                    approval by TLC's stockholders is required by applicable law to consummate the Merger, TLC, acting through its Board of Directors, shall in accordance with applicable law as soon as practicable following the consummation of the
                    Offer:

                                   (i)   duly call, give notice of,
                         convene and hold an annual or special
                         meeting of its stockholders (the "TLC
                         Stockholders Meeting") for the purpose of considering and taking action upon this Agreement;

                                   (ii)  subject to its fiduciary
                         duties under applicable law, include in
                         the Proxy Statement (as hereinafter
                         defined) the recommendation of TLC's Board of Directors that stockholders of the Company vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby; and

                                   (iii)     use its best efforts
                         (A) to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with SoftKey and Kidsco, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time following the consummation of the Offer and (B) to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby.

                         At such meeting, SoftKey and Kidsco will
                    vote all TLC Common Stock owned by them in favor of this Agreement and the transactions contemplated hereby. In the event that Kidsco owns at least 90% of the outstanding shares of TLC Common Stock after consummation of the Offer, Kidsco agrees to effect the Merger under
                    Section 253 of the Delaware Law as soon as practicable after the consummation of the Offer.

                              (c)  Dissenting Shares.
                    Notwithstanding anything in this Agreement to the contrary, shares of TLC Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares of TLC Common Stock in accordance with the Delaware Law ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If, after the Effective Time, such holder fails to perfect or withdraws or loses his right to appraisal, such shares of TLC Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration without interest thereon. TLC shall give SoftKey prompt notice of any demands received by TLC for appraisal of shares of TLC Common Stock, and, prior to the Effective Time, SoftKey and Kidsco shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, TLC shall not, except with the prior written consent of SoftKey and Kidsco, make any payment with respect to, or settle or offer to settle, any such demands.

                         2.2  TLC Options.

                              (a)  The date on which any Shares are
                    first accepted for payment under the Offer is sometimes referred to herein as the "Tender Closing Date" and the acceptance of any such Shares for payment is sometimes referred to herein as the "Tender Closing." Except for those individuals who are subject to the profit recovery provisions of Section 16 of the Exchange Act (each a "Section 16b Holder"), TLC shall provide holders of all stock options ("TLC Options") issued under each of the TLC Plans (as defined in Section 3.3(c)) that are vested and exercisable as of the Tender Closing Date, with the opportunity to elect to receive cash, on the Tender Closing Date, in an amount determined as set forth below in exchange for each such vested and exercisable TLC Option. TLC shall take all actions necessary to provide that, as to those holders who so elect to receive cash, each such vested and exercisable TLC Option shall be cancelled on the Tender Closing Date, and in consideration of such cancellation, and except to the extent that SoftKey or Kidsco and the holder of any such TLC Option otherwise agree, TLC shall pay to each such holder of such vested and exercisable TLC Options an amount in cash in respect thereof equal to the product of (1) the excess of $67.50 over the exercise price thereof and
                    (2) the number of shares of TLC Common Stock subject thereto.

                              (b)  TLC and SoftKey shall take such
                    action as is necessary so that each outstanding TLC Option as to which an election to receive cash is not made (or, under the terms of Section 2.2(a) hereof, is not permitted to be made) shall be assumed by SoftKey and shall remain outstanding after the Closing Date (as defined in Section 7.1 below). SoftKey shall assume such TLC Options in such manner that SoftKey (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Internal Revenue Code of 1986, as amended (the "Code"), or (ii) to the extent that
                    Section 424 of the Code does not apply to any such TLC Options, would be such a corporation were Section 424 applicable to such option. Unless by its terms it vests earlier, each TLC Option assumed or to be assumed by SoftKey shall become fully vested and exercisable on the 30th day after the Closing Date except that
                    (i) such option shall be exercisable for that number of shares of SoftKey Common Stock equal to the product of (x) the number of shares of TLC Common Stock for which such option was exercisable and (y) the Exchange Ratio (as defined below) rounded down to the nearest whole share, and (ii) the exercise price of such option shall be equal to the exercise price of such option divided by the Exchange Ratio rounded up to the nearest whole cent.
                    For purposes of this Section 2.2, "Exchange
                    Ratio" shall mean an amount equal to the Merger Consideration divided by the volume-weighted average of the closing prices of SoftKey's common stock, $0.01 par value ("SoftKey Common Stock"), on the Nasdaq National Market for the 10 trading days ending on the Closing Date.

                              (c)  Notwithstanding Section 2.2(a)
                    and Section 2.2(b), an option holder's TLC
                    Options shall vest and become exercisable immediately prior to the earlier of (i) the date on which such holder's employment (including such holder's position as a director of TLC) is terminated by reason of death, disability or by SoftKey, Kidsco or their affiliates (including for purposes of this Section 2.2, TLC from and after the Tender Closing) and (ii) the date on which the option holder terminates his employment (including such holder's position as a director of TLC) for Good Reason (as hereafter defined).

                              (d)  For purposes of this Section
                    2.2, termination of employment for "Good
                    Reason" shall mean the occurrence of any one of the following after the Closing Date: (i) the assignment to the option holder of any duties inconsistent in any material respect with the option holder's position (including offices, titles and reporting levels) or authority as of the date hereof, or any other action by SoftKey or its affiliates which results in a diminution in such position or authority; (ii) SoftKey or its affiliates requiring the option holder to be based at any office or location other than the office or location at which the option holder was based on the date hereof; (iii) any change in the option holder's title, position, offices, reporting levels from the same on the date hereof; or (iv) any reduction in the option holder's compensation or fringe benefits; provided, however, it shall in no event constitute "Good Reason" (other than pursuant to clause (ii)) if the option holder shall retain his or her office, title, compensation and fringe benefits and shall have no additional burdensome responsibilities.

                              (e)  As soon as practicable after the
                    Tender Closing Date, SoftKey shall deliver to the holders of the TLC Options with respect to which such holders do not elect (or, under the terms of Section 2.2(a) hereof, are not permitted to elect) to receive cash, appropriate notices setting forth such holders' rights pursuant to the TLC Stock Option Plans, and the agreements evidencing the grants of such TLC Options shall continue in effect on the same terms and conditions as in effect on the date hereof (subject to the adjustments required by this Section 2.2).

                              (f)  SoftKey shall comply with the
                    terms of the TLC Stock Option Plans and shall use its best efforts to ensure, to the extent required by, and subject to the provisions of, such TLC Stock Option Plans, that the TLC Options which qualified as incentive stock options prior to the Tender Closing Date continue to qualify as incentive stock options after the Tender Closing Date. SoftKey will cause the SoftKey Common Stock issuable upon exercise of the assumed TLC Options to be registered on a Registration Statement on Form S-8 as soon as practicable but not later than 10 days after the Effective Time and will use its best efforts to maintain the effectiveness of such registration statement or registration statements for so long as such assumed TLC Options shall remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, SoftKey shall administer the TLC Stock Option Plans assumed pursuant to this
                    Section 2.2 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act. SoftKey will reserve a sufficient number of shares of SoftKey Common Stock for issuance upon exercise of TLC Options assumed by SoftKey pursuant to this Section.

                              (g)  Section 16b Holders shall be
                    permitted (i) to exercise vested TLC Options by paying the exercise price of such TLC Options in the form of cash or check to the extent of the par value of the shares issuable thereunder and the remainder of such exercise price in the form of a short-term promissory note payable to TLC having terms reasonably acceptable to TLC and (ii) to pay any required withholding taxes with a short-term promissory note payable to TLC having terms reasonably acceptable to TLC.

                              (h)  Notwithstanding the foregoing,
                    each Section 16b Holder issuing a note shall agree that such holder's stock certificates representing the shares of TLC Common Stock otherwise issuable upon exercise of such vested TLC Options shall be delivered by TLC directly to the Depositary for the Offer on behalf of such holder and only on the condition that the "Special Payment Instructions" box is properly completed on the related Letter of Transmittal to provide for payment of the balance under such notes directly to TLC.

                         2.3  Effects of the Merger.  At the
               Effective Time: (a) the separate existence of Kidsco will cease and Kidsco will be merged with and into TLC and TLC will be the surviving corporation of the Merger (the "Surviving Corporation") pursuant to the terms of this Agreement and the Certificate of Merger; (b) the certificate of incorporation of TLC will be the certificate of incorporation of the Surviving Corporation, except that such certificate of incorporation will be amended to provide that the authorized capital stock of the Surviving Corporation will be 1,000 shares of Common Stock, par value $.01 per share; (c) the bylaws of TLC immediately prior to the Effective Time will be the bylaws of the Surviving Corporation; (d) the directors of Kidsco immediately prior to the Effective Time will become the directors of the Surviving Corporation; (e) the officers of Kidsco immediately prior to the Effective Time will become the officers of the Surviving Corporation; (f) each share of SoftKey Common Stock outstanding immediately prior to the Effective Time will continue to be an identical outstanding share of SoftKey Common Stock; (g) each share of Kidsco Common Stock, par value $.01 per share, outstanding immediately prior to the Merger will be converted into one share of Common Stock of the Surviving Corporation; (h) each share of TLC Common Stock and each TLC Option outstanding immediately prior to the Effective Time will be converted as provided in Sections 2.1, 2.2 and 2.3; and (i) the Merger will, from and after the Effective Time, have all of the effects provided by applicable law, including, but not limited to, the Delaware Law.

                         2.4  Proxy Statement.  Any proxy materials
               distributed to TLC's stockholders in connection with the Merger, including any amendments or supplements thereto (the "Proxy Statement"), will comply in all material respects with applicable federal securities laws, except that no representation is made by TLC with respect to information supplied by SoftKey or Kidsco in writing for inclusion in the Proxy Statement. None of the information supplied by TLC in writing for inclusion in the Proxy Statement and any amendments thereto to be filed with the SEC by TLC in connection with the transactions contemplated by this Agreement will, at the respective time (a) that the Proxy Statement or any amendments or supplements thereto are filed with the SEC, (b) that an amendment thereto is mailed to TLC's stockholders, (c) of the TLC Stockholders Meeting or
               (d) of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

               3.   REPRESENTATIONS AND WARRANTIES OF TLC

                    TLC represents and warrants to SoftKey as set
               forth below. In this Agreement, any reference to any event, change or effect being "material" with respect to any entity or group of entities means any material event, change or effect related to the condition (financial or otherwise), properties, assets, liabilities, businesses, operations or results of operations of such entity or group of entities taken as a whole. In this Agreement, the term "Material Adverse Effect" used in connection with a party or any of such party's subsidiaries means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, businesses, operations or results of operations of such party and its subsidiaries, taken as a whole; provided that a Material Adverse Effect shall not include any adverse effect resulting from general economic conditions or conditions affecting the consumer software market or the interactive entertainment, educational or personal productivity sectors of such market.

                         3.1  Organization; Good Standing;
               Qualification and Power. TLC and each of its subsidiaries (the "TLC Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation; has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted; and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect on TLC.

                         3.2  Authorization.  TLC has the requisite
               corporate power and corporate authority to enter into this Agreement and the other agreements, documents and instruments to be executed and delivered by TLC pursuant hereto (the "Additional TLC Documents") and to carry out the transactions contemplated hereby and thereby. The Board of Directors of TLC has taken all actions required by law, its certificate of incorporation, its bylaws or otherwise to be taken by each of them to authorize the execution, delivery and performance of this Agreement and the Additional TLC Documents, and when fully executed and delivered, this Agreement and each of the Additional TLC Documents will constitute the valid and binding agreement of TLC, enforceable against TLC in accordance with its terms.

                         3.3  Capital Structure.

                              (a)  The authorized capital stock of
                    TLC consists of 20,000,000 shares of TLC Common Stock and 1,000,000 shares of Preferred Stock, $.001 par value (the "TLC Preferred Stock").
                    At the close of business on December 6, 1995, 7,533,340 shares of TLC Common Stock were issued and outstanding, no shares of TLC Common Stock were held by TLC in its treasury, 1,826,212 shares of TLC Common Stock were reserved for issuance upon the exercise of outstanding TLC Options. No shares of TLC Preferred Stock are issued or outstanding. Of the 1,826,212 outstanding TLC Options, 743,211 TLC Options are presently exercisable. The monthly vesting schedule of TLC Options which are not presently exercisable is as set forth on Schedule 3.3, previously delivered by TLC to SoftKey. No shares of TLC Common Stock will be issued except upon exercise of outstanding TLC Options.

                              (b)  Except for the TLC Options
                    disclosed in Section 3.3(a) above and the Associated Rights, there are no options, warrants, calls, rights, commitments, conversion rights or agreements of any character to which TLC or any of the TLC Subsidiaries is a party or by which TLC or any of the TLC Subsidiaries is bound obligating TLC or any of the TLC Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of TLC or any of the TLC Subsidiaries or securities convertible into or exchangeable for shares of capital stock of TLC or any of the TLC Subsidiaries, or obligating TLC or any of the TLC Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment, conversion right or agreement. There are no voting trusts or other agreements or understandings to which TLC is a party with respect to the voting of the capital stock of TLC or any of the TLC Subsidiaries.

                              (c)  All outstanding shares of TLC
                    Common Stock are validly issued, fully paid and nonassessable and not subject to preemptive rights. All outstanding shares of capital stock of each of the TLC Subsidiaries are validly issued, fully paid and nonassessable and are owned by TLC or one of the TLC Subsidiaries free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances. TLC has made available to SoftKey true and correct copies of its 1986 Stock Option Plan and its Incentive Stock Option, Nonqualified Stock Option and the Restricted Stock Purchase Plan-1990, as amended (collectively, "TLC Plans"), and a correct and complete list of each TLC Option outstanding as of the date hereof, including the name of the holder of such TLC Option, the TLC Plan pursuant to which such TLC Option was issued, the security and number of shares covered by such TLC Option, the per share exercise price of such TLC Option and the vesting schedule applicable to each such TLC Option.

                         3.4  SEC Filings.

                              (a)  TLC has filed all forms, reports
                    and documents (the "TLC SEC Reports") required to be filed by it with the SEC since January 1, 1995. The TLC SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                              (b)  Each of the consolidated
                    financial statements (including, in each case, any notes thereto) contained in the TLC SEC Reports was prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each fairly presented the consolidated financial position, results of operations and changes in financial position of TLC and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Material Adverse Effect on TLC).

                         3.5  Consents and Approvals;
               Noncontravention. Neither the execution, delivery or performance of this Agreement or any of the Additional TLC Documents by TLC nor the consummation by TLC of the transactions contemplated hereby or thereby nor compliance by TLC with any of the provisions hereof or thereof will (a) violate any provision of the certificate of incorporation or bylaws of TLC, (b) except as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), require any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), (c) violate any order, writ, injunction, decree, law, statute, ordinance, rule or regulation applicable to TLC or any of its properties or assets or (d) violate any contract to which TLC is a party or by which it is bound, except in the case of clauses (c) and (d), for such violations which would not materially impair the ability of TLC to perform its obligations hereunder or under any Additional TLC Documents and which would not, individually or in the aggregate, have a Material Adverse Effect on TLC.

                         3.6  Litigation.  Except as set forth in
               the TLC SEC Reports or as set forth in Sections 5.9 and 6.5, there is no claim, action, suit, inquiry, proceeding or investigation by or before any Governmental Entity pending or, to TLC's knowledge, threatened against or involving TLC which in any manner seeks injunctive or other non-monetary relief with respect to the transactions contemplated hereby or otherwise seeks to prevent, enjoin, alter or delay any transactions contemplated hereby. TLC is not subject to any order, writ, injunction or decree which, individually or in the aggregate, has or in the future would have a material adverse effect on the ability of TLC to consummate the transactions contemplated hereby.

                         3.7  Broderbund Agreement.  The Agreement
               and Plan of Reorganization, dated as of July 31, 1995, by and between Broderbund Software, Inc. and The Learning Company, as amended (the "Broderbund Agreement"), has been terminated in accordance with its terms and does not prevent, restrict or impair in any respect the consummation of the transactions contemplated hereby or compliance by TLC with any of the provisions hereof. TLC has complied with
               Section 4.11 of the Broderbund Agreement with respect to the Offer, the Merger and this Agreement and is entitled to change its recommendation concerning the merger provided for in the Broderbund Agreement and enter into this Agreement thereunder.

                         3.8  Absence of Certain Changes.  From
               September 30, 1995, through the date of this Agreement, except as previously disclosed in the TLC SEC Reports or to SoftKey and Kidsco in writing, neither TLC nor any of the TLC Subsidiaries has
               (a) taken actions set forth in Section 5.3 which, in the aggregate, have caused a Material Adverse Effect on TLC, (b) suffered any Material Adverse Effect or
               (c) entered into any material transaction, or conducted its business or operations, other than in the ordinary course of business consistent with past practice.

                         3.9  TLC Rights Agreement.  TLC has
               amended the TLC Rights Agreement to provide that the execution, delivery and performance of this Agreement and the transactions contemplated hereby will not (a) cause SoftKey or any of its affiliates to become an Acquiring Person (as defined in the TLC Rights Agreement) or (b) otherwise affect the rights of the holders of Rights (as defined in the TLC Rights Agreement), including by causing such Rights to separate from the underlying shares or by giving such holders the right to acquire securities of any party hereto. Pursuant to the amendment of the TLC Rights Agreement in accordance with the foregoing sentence, the Rights are inapplicable to the Offer and the Merger and the other transactions contemplated hereby. The Offer, when amended in accordance with the terms hereof, shall constitute a "Permitted Offer," as that term is defined in the TLC Rights Agreement.

                         3.10 State Takeover Laws.  The Board of
               Directors of TLC has approved the transactions contemplated by this Agreement such that the provisions of Section 203 of the Delaware Law will not apply to this Agreement or to any of the transactions contemplated hereby.

               4.   REPRESENTATIONS AND WARRANTIES OF SOFTKEY

                         SoftKey hereby represents and warrants to TLC that:

                         4.1  Organization; Good Standing;
               Qualification and Power. SoftKey and each of its subsidiaries which is required to be listed as an Exhibit to SoftKey's Annual Report on Form 10-K (the "SoftKey Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation; has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted; and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect on SoftKey.

                         4.2  Authorization.  Each of SoftKey and
               Kidsco has the requisite corporate power and corporate authority to enter into this Agreement and the other agreements, documents and instruments to be executed and delivered by each of them pursuant hereto (the "Additional SoftKey Documents") and to carry out the transactions contemplated hereby and thereby. The Boards of Directors of SoftKey and Kidsco and the sole stockholder of Kidsco have taken all actions required by law, their respective certificates of incorporation, their respective Bylaws or otherwise to be taken by each of them to authorize the execution, delivery and performance of this Agreement and the Additional SoftKey Documents, and when fully executed and delivered, this Agreement and each of the Additional SoftKey Documents will constitute the valid and binding agreements of each of them, as the case may be, enforceable against each of them, as the case may be, in accordance with their respective terms.

                         4.3  Consents and Approvals;
               Noncontravention. Neither the execution, delivery or performance of this Agreement or any of the Additional SoftKey Documents by SoftKey or Kidsco nor the consummation by each of them of the transactions contemplated hereby or thereby nor compliance by each of them with any of the provisions hereof or thereof will (a) violate any provision of the certificates of incorporation or bylaws of SoftKey or Kidsco, (b) except as may be required under the HSR Act, require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) violate any order, writ, injunction, decree, law, statute, ordinance, rule or regulation applicable to SoftKey or any of its properties or assets or (d) violate any contract to which SoftKey is a party or by which it is bound, except in the case of clauses (c) and (d), for such violations which would not materially impair the ability of SoftKey to perform its obligations hereunder or under any Additional SoftKey Documents and which would not, individually or in the aggregate, have a Material Adverse Effect on SoftKey. The waiting period under the HSR Act with respect to the transactions contemplated by this Agreement expired without a request for additional information being issued.

                         4.4  Litigation.  Except as set forth in
               Sections 5.9 and 6.5, there is no claim, action, suit, inquiry, proceeding or investigation by or before any Governmental Entity pending or, to SoftKey's knowledge, threatened against or involving SoftKey or Kidsco which in any manner seeks injunctive or other non-monetary relief with respect to the transactions contemplated hereby or otherwise seeks to prevent, enjoin, alter or delay any transactions contemplated hereby. Neither SoftKey nor Kidsco is subject to any order, writ, injunction or decree which, individually or in the aggregate, has or in the future would have a material adverse effect on the ability of SoftKey or Kidsco to consummate the transactions contemplated hereby.

                         4.5  Financing.  SoftKey's available
               funds, together with the proceeds from the sale to Tribune Company of SoftKey's 51/2% Senior Convertible/Exchangeable Notes due 2000 which, absent an injunction, Tribune Company will be obligated to make available at the Tender Closing, are sufficient to acquire all outstanding Shares (and Shares issuable upon exercise of vested and exercisable TLC Options) in the Offer and the Merger.

                         4.6  Interested Stockholders; Beneficial
               Ownership. As of the date of this Agreement, neither SoftKey nor Kidsco nor, to the best knowledge of SoftKey, any of their respective affiliates is an "Interested Stockholder" within the meaning of Section 203 of the Delaware Law. Neither SoftKey nor Kidsco nor to their knowledge together with their respective affiliates and associates is the "Beneficial Owner" (within the meaning of the TLC Rights Agreement) of 15% or more of the shares of TLC Common Stock outstanding as of the date hereof.

               5.   TLC COVENANTS

                         5.1  Advice of Changes.  During the period
               from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, TLC, upon learning of any such event or occurrence, will promptly advise SoftKey in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of TLC or SoftKey contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect,
               (b) of any Material Adverse Effect on TLC and (c) of any breach by SoftKey of any covenant or agreement contained in this Agreement. To ensure compliance with this Section 5.1, TLC shall deliver to SoftKey as soon as practicable after the end of each monthly accounting period ending after the date of this Agreement and before the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, an unaudited consolidated balance sheet, statement of operations and statement of cash flows for TLC, which financial statements shall be prepared in the ordinary course of business, in accordance with TLC's books and records and generally accepted accounting principles and shall fairly present the consolidated financial position of TLC as of their respective dates and the results of TLC's operations for the periods then ended.

                         5.2  Maintenance of Business.  During the
               period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, TLC will use its diligent commercial efforts to carry on and preserve intact the present business organization, keep available the services of its present officers and key employees and preserve the goodwill of its relationships with customers, suppliers and others having business relationships with it in substantially the same manner as it has prior to the date hereof. If TLC becomes aware of any material deterioration in the relationship with any material customer, material supplier or key employee, it will promptly bring such information to the attention of SoftKey. TLC shall not hire any person to any position within TLC or as a consultant to TLC where the total annual compensation payable to such person, whether in cash or otherwise, would exceed $75,000.

                         5.3  Conduct of Business.  Except as
               provided in this Agreement, during the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, TLC shall conduct its business and maintain its business relationships only in the ordinary and usual course consistent with past practice and shall not, without the prior written consent of SoftKey:

                              (a)  incur, assume or prepay any
                    indebtedness or any other liabilities other than in the ordinary course of business and consistent with past practice, except for amounts that are not in the aggregate material to the financial condition of TLC and the TLC Subsidiaries, taken as a whole;

                              (b)  enter into any material
                    contract, commitment or transaction not in the ordinary course of its business and consistent with past practice;

                              (c)  encumber or permit to be
                    encumbered any of its assets except in the ordinary course of its business and consistent with past practice;

                              (d)  release, transfer or otherwise
                    dispose of any of its assets except in the ordinary course of business and consistent with past practice;

                              (e)  enter into any material lease or
                    contract for the purchase or sale or license of any property, real or personal, except in the ordinary course of business and consistent with past practice;

                              (f)  except as previously disclosed
                    to SoftKey and Kidsco in writing, pay (or make any oral or written commitments or representations to pay) any bonus, increased salary or special remuneration to any officer, employee or consultant (except for normal salary increases consistent with past practices not to exceed 10% per year pursuant to existing arrangements previously disclosed to SoftKey) or enter into or vary the terms of any employment, consulting or severance agreement with any such person, pay any severance or termination pay (other than payments made in accordance with plans or agreements existing on the date hereof), grant any stock option (except for normal grants to newly hired or current employees consistent with past practices) or issue any restricted stock, or enter into or modify any agreement or plan or increase any employee or other benefits; provided that TLC shall be entitled to pay annual year-end bonuses in the ordinary course of business consistent with past practice;

                              (g)  materially change accounting
                    policies or procedures (except to the extent required by United States generally accepted accounting principles);

                              (h)  declare, set aside or pay any
                    cash or stock dividend or other distribution in respect of capital stock payable in cash, capital stock or property, or redeem or otherwise acquire any of its capital stock or its Associated Rights (other than pursuant to arrangements with terminated employees or consultants in the ordinary course of business consistent with past practice);

                              (i)  amend or terminate any contract,
                    agreement or license to which it is a party, except those amended or terminated in the ordinary course of its business consistent with past practice and those which are not material in amount or effect;

                              (j)  lend any amount to any person or
                    entity, other than (i) advances for travel and expenses which are incurred in the ordinary course of business, consistent with past practice, not material in amount and documented by receipts for the claimed amounts, or (ii) any loans pursuant to any TLC Section 401(a) Plan;

                              (k)  assume, endorse, guarantee, act
                    as a surety or otherwise become liable or responsible (whether directly, contingently or otherwise) for any obligation except for obligations in amounts that are not material;

                              (l)  authorize for issuance, issue,
                    sell or agree to sell any shares of its capital stock of any class (except upon the exercise of a bona fide option or warrant currently outstanding or permitted to be granted under
                    Section 5.3(f)), rights, or securities of any kind to acquire rights or securities convertible into any shares of its capital stock whether through the issuance or granting of any warrants, obligations, rights to purchase, subscriptions, options (except as expressly permitted under Section 5.3(f)), convertible securities or other commitments to issue shares of capital stock, or accelerate or otherwise modify the vesting of any outstanding option or other security;

                              (m)  split, combine or reclassify the
                    outstanding shares of its capital stock of any class or enter into any recapitalization or agreement affecting the number or rights of outstanding shares of its capital stock of any class or affecting any other of its securities;

                              (n)  merge, consolidate or reorganize
                    with, or acquire any entity;

                              (o)  amend its certificate of
                    incorporation or bylaws, or the Rights
                    Agreement;

                              (p)  license or sublicense any
                    intellectual property rights owned or licensed by TLC except in the ordinary course of business;

                              (q)  permit any material insurance
                    policy naming TLC as beneficiary or loss payee to be cancelled or terminated other than in the ordinary course of business;

                              (r)  acquire or  purchase an equity
                    interest in or a substantial portion of the assets of another corporation, partnership or other business organization or otherwise acquire any assets outside the ordinary and usual course of business and consistent with past practice;

                              (s)  authorize or make any capital
                    contributions in excess of the amounts
                    currently budgeted therefor;

                              (t)  settle or compromise any tax
                    liability or file any income tax return prior to the last day (including extensions) prescribed by law, in the case of any of the foregoing, material to the business, financial condition or results of operations of TLC;

                              (u)  propose, adopt, approve or
                    implement any plan which could have the effect of restructuring, prohibiting, impeding or otherwise affecting the consummation of the transactions contemplated herein; or

                              (v)  agree to do, or permit any TLC
                    Subsidiary to do or agree to do, or enter into negotiations with respect to, any of the things described in the preceding clauses in this
                    Section 5.3.

                         5.4  Stockholder Approval.  If the
               approval of stockholders of TLC is required, TLC will promptly call the TLC Stockholders Meeting to submit this Agreement, the Merger and related matters for the consideration and approval of the TLC stockholders. Such approval, if required, will be recommended by TLC's Board of Directors and management subject to the fiduciary obligations of its directors and officers. Such meeting will be called, held and conducted, and any proxies will be solicited, in compliance with applicable securities laws.

                         5.5  Regulatory Approvals.  TLC will
               promptly execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, which may be reasonably required, or which SoftKey may reasonably request, in connection with the consummation of the transaction contemplated by this Agreement. TLC will use its reasonable efforts to promptly obtain all such authorizations, approvals and consents.

                              5.6  Necessary Consents.  During the term
                    of this Agreement, TLC will use all reasonable efforts to obtain such written consents and take such other actions as may be necessary or appropriate in addition to those set forth in
                    Section 5.5 to allow the consummation of the transactions contemplated hereby and to allow TLC to carry on its business after the Effective Time.

                              5.7  Access to Information.  TLC will
                    allow SoftKey and its agents reasonable access during normal business hours throughout the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, to the files, books, records (other than privileged documents and subject to any confidentiality provisions applicable to communications between TLC and its counsel), properties, plants and personnel and, during such period, TLC shall furnish promptly to SoftKey a copy of each report, schedule and other document (other than privileged documents and subject to any confidentiality provisions applicable to communications between TLC and its counsel) filed or received by it pursuant to the requirements of the federal securities laws, provided that no investigation pursuant to this Section 5.7 shall affect any representations or warranties made herein or the conditions to the obligations of SoftKey to consummate the Merger. In addition, TLC has delivered to SoftKey the TLC Disclosure Letter referred to in Article 2 of the Broderbund Agreement. Unless otherwise required by law, SoftKey and its representatives shall hold in confidence all nonpublic information acquired as set forth in this Section 5.7.

                              5.8  Satisfaction of Conditions Precedent.
                    During the term of this Agreement, TLC will use all reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Section 9, and TLC will use all reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated.

                              5.9  Litigation.  TLC shall and shall use
                    all reasonable efforts to cause Tribune Company and Broderbund Software, Inc. to immediately dismiss, with prejudice, with each party bearing its own costs, attorneys' fees and litigation expenses, and without payment to any adverse party of any damages, costs, expenses or attorneys fees, all proceedings pending between them and their affiliates (including their respective officers and directors) in: Kidsco Inc. and SoftKey International Inc. v. William A. Dinsmore III, Maurice J. Duca, John W. Glynn Jr., Nywood Wu, William R. Rauth III, The Learning Company and Broderbund Software, Inc., Delaware Chancery, C.A. No. 14649, Jacobs, V.C.; Kidsco Inc. and SoftKey International Inc. v. The Learning Company and Broderbund Software, Inc., District of Delaware, C.A. No. 95-733 LON; Kidsco Inc. and SoftKey International Inc. v. The Learning Company and Broderbund Software, Inc., Northern District of California, C.A. No. C-95-4330 SI; The Learning Company v. SoftKey International Inc., Kidsco Inc., Michael J. Perik, Kevin O'Leary, Michael A. Bell, Robert Gagnon, Robert Rubinoff and Scott M. Sperling, Northern District of California, C.A. No. C-95-4279 MMC; The Learning Company v. Tribune Company, Northern District of California, C.A. No. C-95-4315 CW; and Broderbund Software, Inc. v. SoftKey International Inc., Kidsco Inc., Michael J. Perik, Kevin O'Leary, Michael A. Bell, Robert Gagnon, Robert Rubinoff, and Scott M. Sperling, Northern District of California, C.A. No. C-95-4323 CW; and each shall execute and deliver such further papers as may be necessary in connection with such dismissals, including, but not limited to, exchanging mutual releases with respect or relating to the subject matter of such proceedings.

                              5.10  No Other Negotiations.  Upon
                    execution of this Agreement, TLC does not have, or shall immediately terminate any discussion with, any third party concerning an Alternative Acquisition (as defined below). From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, TLC shall not, directly or indirectly,
                    (a) solicit, engage in discussions or negotiate with any person (whether such discussions or negotiations are initiated by TLC or otherwise) or take any other action intended or designed to facilitate the efforts of any person, other than SoftKey, relating to the possible acquisition of TLC or any of the TLC Subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material position of its or their capital stock or assets (with any such efforts by any such person, including a firm proposal to make such an acquisition, to be referred to as an "Alternative Acquisition"), (b) provide information with respect to TLC or any of the TLC Subsidiaries to any person, other than SoftKey, relating to a possible Alternative Acquisition by any person, other than SoftKey, (c) enter into an agreement with any person, other than SoftKey, providing for a possible Alternative Acquisition or (d) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any person, other than by SoftKey.

                              Notwithstanding the foregoing, the
                    restrictions set forth in this Agreement shall not prevent the Board of Directors of TLC (or its agents pursuant to its instructions) from taking any of the following actions: (a) furnishing information concerning TLC and its business, properties and assets to any third party or (b) negotiating with such third party concerning an Alternative Acquisition provided that all of the following events shall have occurred: (1) such third party has made a written proposal to the Board of Directors of TLC (which proposal may be conditional) to consummate an Alternative Acquisition which proposal identifies a price or range of values to be paid for the outstanding securities or substantially all of the assets of TLC and if consummated, based on the advice of TLC's investment bankers, the Board of Directors of TLC has determined is financially more favorable to the stockholders of TLC than the terms of the Merger (a "Superior Proposal"); (2) TLC's Board of Directors has determined, based on the advice of its investment bankers, that such third party is financially capable of consummating such Superior Proposal; (3) the Board of Directors of TLC shall have determined, after consultation with its outside legal counsel, that the fiduciary duties of the Board of Directors of TLC require TLC to furnish information to and negotiate with such third party; and (4) SoftKey shall have been notified in writing of such Acquisition Proposal, including all of its terms and conditions, and shall have been given copies of such proposal. Notwithstanding the foregoing, TLC shall not provide any nonpublic information to such third party unless
                    (A) it has prior to the date thereof provided such information to SoftKey or SoftKey's representatives;
                    (B) TLC has notified SoftKey in advance of any such proposed disclosure of non-public information to any such third party, with a description of the information proposed to be disclosed; and (C) TLC provides such non-public information pursuant to a nondisclosure agreement with terms which are at least as restrictive as the nondisclosure agreements heretofore entered into by TLC.

                              In addition to the foregoing, TLC shall
                    not accept or enter into any agreement concerning an Alternative Acquisition for a period of not less than 48 hours after SoftKey's receipt of a copy of such proposal of an Alternative Acquisition. Upon compliance with the foregoing, TLC shall be entitled to (i) change its recommendations concerning the Offer and the Merger and (ii) enter into an agreement with such third party concerning an Alternative Acquisition provided that TLC shall immediately make payment in full to SoftKey of the Breakup Fee as defined in Section 10.4 below.

                              If TLC or any of the TLC Subsidiaries
                    receives any unsolicited offer, inquiry or proposal to enter into discussions or negotiations relating to an Alternative Acquisition, TLC shall immediately notify SoftKey thereof, including information as to the identity of the party making any such offer, inquiry or proposal and the specific terms of such offer, inquiry or proposal, as the case may be.

                              TLC shall be entitled to provide copies of
                    this Section 5.10 to third parties who on an entirely unsolicited basis after the date hereof, contact TLC concerning an Alternative Acquisition; provided that SoftKey shall concurrently be notified of such contact and the delivery of such copy.

                    6.   SOFTKEY COVENANTS

                              6.1  Advice of Changes.  During the period
                    from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, SoftKey, upon learning of any such event or occurrence, will promptly advise TLC in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of SoftKey or TLC contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect,
                    (b) of any Material Adverse Effect on SoftKey and
                    (c) of any breach by TLC of any covenant or agreement contained in this Agreement.

                              6.2  Regulatory Approvals.  SoftKey will
                    promptly execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, which may be reasonably required, or which TLC may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. SoftKey will use its reasonable efforts to promptly obtain all such authorizations, approvals and consents.

                              6.3  Necessary Consents.  During the term
                    of this Agreement, SoftKey will use all reasonable efforts to obtain such written consents and take such other actions as may be necessary or appropriate in addition to those set forth in
                    Section 6.1 to allow the consummation of the transactions contemplated hereby.

                              6.4  Satisfaction of Conditions Precedent.
                    During the term of this Agreement, SoftKey will use all reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Section 8, and SoftKey will use all reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated.

                              6.5  Litigation.  SoftKey and Kidsco shall
                    and shall use all reasonable efforts to cause Tribune Company and Broderbund Software, Inc. to immediately dismiss, with prejudice, with each party bearing its own costs, attorneys' fees and litigation expenses, and without payment to any adverse party of any damages, costs, expenses or attorneys' fees, all proceedings pending between them and their affiliates (including their respective officers and directors) in: Kidsco Inc. and SoftKey International Inc. v. William A. Dinsmore III, Maurice J. Duca, John W. Glynn Jr., Nywood Wu, William R. Rauth III, The Learning Company and Broderbund Software, Inc., Delaware Chancery, C.A. No. 14649, Jacobs, V.C.; Kidsco Inc. and SoftKey International Inc. v. The Learning Company and Broderbund Software, Inc., District of Delaware, C.A. No. 95-733 LON; Kidsco Inc. and SoftKey International Inc. v. The Learning Company and Broderbund Software, Inc., Northern District of California, C.A. No. C-95-4330 SI; The Learning Company v. SoftKey International Inc., Kidsco Inc., Michael J. Perik, Kevin O'Leary, Michael A. Bell, Robert Gagnon, Robert Rubinoff and Scott M. Sperling, Northern District of California, C.A. No. C-95-4279 MMC; The Learning Company v. Tribune Company, Northern District of California, C.A. No. C-95-4315 CW; and Broderbund Software, Inc. v. SoftKey International Inc., Kidsco Inc., Michael J. Perik, Kevin O'Leary, Michael A. Bell, Robert Gagnon, Robert Rubinoff, and Scott M. Sperling, Northern District of California, C.A. No. C-95-4323 CW; and each shall execute and deliver such further papers as may be necessary in connection with such dismissals, including, but not limited to, exchanging mutual releases with respect or relating to the subject matter of such proceedings.

                              6.6  TLC Employee Plans and Benefit
                    Arrangements. SoftKey and TLC agree that the TLC employee plans and benefit arrangements that are in effect at the date of this Agreement shall, to the extent practicable, remain in effect, for 30 days from and after the Effective Time. To the extent such employee plans and benefit arrangements are changed or terminated before such date, or SoftKey's employee plans and benefit arrangements are substituted after such date, such employee plans and benefit arrangements shall be no less favorable, in the aggregate, than the SoftKey employee plans and benefit arrangements provided to similarly situated employees of SoftKey. It is the agreement of the parties that employees of TLC or the TLC Subsidiaries shall receive credit for time served with TLC or any of the TLC Subsidiaries, for purposes of eligibility and vesting with respect to employee benefit plans. In the case of TLC employee plans and benefit arrangements under which the employees' interests are based upon the TLC Common Stock, such interests shall, from and after the Effective Time, be based on SoftKey Common Stock in an equitable manner. SoftKey agrees to pay severance equal to at least one week's salary for each full year of service to each employee of TLC or the TLC subsidiaries whose employment is terminated within one year of the Effective Time by SoftKey or its affiliates (including TLC following the consummation of the Offer).

                              6.7  Indemnification.

                                   (a)  The certificate of incorporation
                         of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the certificate of incorporation of TLC on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Effective Time were directors, officers, employees or agents of TLC, unless such modification is required by law.

                                   (b)  After the Effective Time and for
                         a period of six years after the date hereof, SoftKey and the Surviving Corporation shall, to the fullest extent permitted under applicable law or under SoftKey's or the Surviving Corporation's certificate of incorporation or bylaws, indemnify and hold harmless, each present and former director, officer, employee or agent of TLC (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission occurring prior to or at the Effective Time, or arising out of or pertaining to the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including, without limitation, the transactions contemplated by this Agreement, occurring prior to or at the Effective Time, SoftKey or the Surviving Corporation shall pay as incurred such Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. In the event of any such claim, action, suit, proceeding or investigation, (i) any counsel retained by the Indemnified Parties to defend them with respect to any such claim, action, suit, proceeding or investigation for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation and SoftKey, (ii) after the Effective Time, the Surviving Corporation and SoftKey shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and (iii) the Surviving Corporation and SoftKey will cooperate in the defense of any such matter; provided, however, that neither the Surviving Corporation nor SoftKey shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

                                   (c)  SoftKey agrees that, from and
                         after the Effective Time, the Surviving
                         Corporation shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by TLC; provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 150% of the last annual premium paid by TLC prior to the date hereof and if the Surviving Corporation is unable to obtain the insurance required by this
                         Section 6.7(c) it shall obtain as much
                         comparable insurance as possible for an annual premium equal to such maximum amount.

                                   (d)  After the Effective Time, the
                         Surviving Corporation and SoftKey will fulfill and honor in all respects the obligations of TLC pursuant to indemnification agreements with TLC's officers, directors and key employees in existence at the Effective Time. Such indemnification agreements have been made available to SoftKey.

                              6.8  Other Agreements.  SoftKey and TLC
                    agree (i) to terminate their solicitation of proxies ("Removal Proxies") in connection with the special meeting of stockholders of TLC that was scheduled to be held on January 8, 1996 and called to consider, among other things, removal of all of the current directors of TLC (the "Removal Special Meeting"),
                    (ii) to cooperate and take all reasonable efforts to cause cancellation of the Removal Special Meeting and (iii) not to vote any Removal Proxies received from TLC stockholders at the Removal Special Meeting, if held.

                    7.   CLOSING MATTERS

                              7.1  The Closing.  Subject to the
                    termination of this Agreement as provided in
                    Section 10 below, the Closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Skadden, Arps, Slate, Meagher & Flom, One Beacon Street, 31st Floor, Boston, Massachusetts 02108 on a date (the "Closing Date") and at a time to be mutually agreed upon by the parties, which date shall be no later than the third business day after all conditions to Closing set forth herein shall have been satisfied or waived, unless another place, time and date is mutually selected by TLC and SoftKey. Concurrently with the Closing, the Certificate of Merger will be filed in the office of the Secretary of State of the State of Delaware.

                              7.2  Payment of Merger Consideration.

                                   (a)  Paying Agent.  Prior to the
                         Closing Date, SoftKey shall select a bank or trust company reasonably acceptable to TLC to act as paying agent (the "Paying Agent") in the Merger. Promptly after the Effective Time, SoftKey shall deposit with the Paying Agent, for the benefit of the holders of shares of TLC Common Stock, for payment in accordance with this Agreement, all funds necessary for the Paying Agent to make payments of the Merger Consideration to holders of shares of TLC Common Stock outstanding immediately prior to the Effective Time pursuant to this Agreement (hereinafter referred to as the "Payment Fund").

                                   (b)  Payment Procedures.  As soon as
                         practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of TLC Common Stock (collectively, the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss, and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as SoftKey and TLC may reasonably specify) and
                         (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor an amount in cash equal to the Merger Consideration multiplied by the number of shares of TLC Common Stock held by the holder immediately prior to the Effective Time, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of TLC Common Stock which is not registered on the transfer records of TLC, the appropriate amount of cash provided for in this Section 7.2(b) may be paid to a transferee if the Certificate representing such TLC Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this
                         Section 7.2, each Certificate shall be deemed, on and after the Effective Time, to represent only the right to receive upon such surrender the appropriate amount of cash provided for in this Section 7.2(b).

                                   (c)  No Further Ownership Rights in
                         TLC Common Stock. All cash paid to holders of shares of TLC Common Stock outstanding immediately prior to the Effective Time shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of TLC Common Stock, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of TLC Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this
                         Section 7.2.

                                   (d)  Termination of Payment Fund.
                         Any portion of the Payment Fund which remains undistributed to the stockholders of TLC for six months after the Effective Time shall be delivered to SoftKey, upon demand, and any former stockholders of TLC who have not theretofore complied with this Section 7.2 shall thereafter look only to SoftKey for payment of their claim for the Merger Consideration.

                                   (e)  No Liability.  Neither the
                         Paying Agent nor TLC shall be liable to any holder of shares of TLC Common Stock as a result of the Payment Fund having been delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                              7.3  Assumption of Options.  Promptly
                    after the Effective Time, SoftKey will notify in writing each holder of a TLC Option of the assumption of such TLC Option by SoftKey, the number of shares of SoftKey Common Stock that are then subject to such option and the exercise price of such option, as determined pursuant to this Agreement.

                    8.   CONDITIONS PRECEDENT TO OBLIGATIONS OF TLC

                         The obligations of TLC hereunder are subject to
                    the fulfillment or satisfaction on or before the Closing, of each of the following conditions (any one or more of which may be waived by TLC, but only in a writing signed by TLC):

                              8.1  Accuracy of Representations and
                    Warranties. The representations and warranties of SoftKey set forth in Section 4 shall be true and accurate in every material respect on and as of the Closing Date with the same force and effect as if they had been made at the Closing except to the extent the failure of such representations and warranties to be true and accurate in such respects has not had and could not reasonably be expected to have a Material Adverse Effect on SoftKey, and TLC shall receive a certificate to such effect executed by SoftKey's Chief Executive Officer and Chief Financial Officer.

                              8.2  Covenants.  SoftKey shall have
                    performed and complied in all material respects with all of its covenants required to be performed by it under this Agreement on or before the Closing, and TLC shall receive a certificate to such effect signed by SoftKey's Chief Executive Officer and Chief Financial Officer.

                              8.3  No Order.  No Governmental Entity or
                    federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which prevents, prohibits or materially restricts consummation of the Merger or any other transactions contemplated by this Agreement; provided, however, that the parties shall use their reasonable efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

                              8.4  Other Approvals.  Other than the
                    filing of merger documents in accordance with the Delaware Law, all authorizations, consents, waivers, orders or approvals required to be obtained, and all filings, notices or declarations required to be made, by any party hereto prior to the consummation of the Merger and the other transactions contemplated by this Agreement shall have been obtained from, and made with, all required Governmental Entities, except for such authorizations, consents, waivers, orders, approvals, filings, notices or declarations the failure of which to obtain or make would not have a Material Adverse Effect.

                              8.5  Stockholder Approval.  If required,
                    the principal terms of this Agreement and the Merger shall have been approved and adopted by the TLC stockholders in accordance with applicable law and TLC's certificate of incorporation and bylaws.

                              8.6  Purchase of Shares.  Kidsco shall
                    have purchased Shares pursuant to the Offer.

                    9.   CONDITIONS PRECEDENT TO OBLIGATIONS OF
                         SOFTKEY AND KIDSCO

                         The obligations of SoftKey and Kidsco hereunder
                    are subject to the fulfillment or satisfaction on or before the Closing, of each of the following conditions (any one or more of which may be waived by SoftKey and Kidsco, but only in writing signed by SoftKey and Kidsco) provided that Section 9.1,
                    Section 9.2 and Section 9.7 shall not apply from and after the later to occur of (a) the purchase of Shares pursuant to the Offer and (b) the date on which TLC has taken all appropriate actions theretofore requested by SoftKey and Kidsco to appoint SoftKey's designees to the Board of Directors of TLC pursuant to Section 1.4 (the later of such dates being referred to herein as the "Board Date"):

                              9.1  Accuracy of Representations and
                    Warranties. The representations and warranties of TLC set forth in Section 3 shall be true and accurate in every material respect on and as of the Closing Date with the same force and effect as if they had been made at the Closing except to the extent the failure of such representations and warranties to be true and accurate in such respects has not had and could not reasonably be expected to have a Material Adverse Effect on TLC, and SoftKey shall receive a certificate to such effect executed by TLC's Chief Executive Officer and Chief Financial Officer.

                              9.2  Covenants.  TLC shall have performed
                    and complied in all material respects with all of its covenants required to be performed by it under this Agreement or the Merger Agreement on or before the Closing, and SoftKey shall receive a certificate to such effect signed by TLC's Chief Executive Officer and Chief Financial Officer.

                              9.3  No Order.  No Governmental Entity or
                    federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which prevents, prohibits or materially restricts consummation of the Merger or any other transactions contemplated by this Agreement; provided, however, that the parties shall use their reasonable efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

                              9.4  Other Approvals.  Other than the
                    filing of merger documents in accordance with the Delaware Law, all authorizations, consents, waivers, orders or approvals required to be obtained, and all filings, notices or declarations required to be made, by any party hereto prior to the consummation of the Merger and the other transactions contemplated by this Agreement shall have been obtained from, and made with, all required Governmental Entities, except for such authorizations, consents, waivers, orders, approvals, filings, notices or declarations the failure of which to obtain or make would not have a Material Adverse Effect.

                              9.5  Stockholder Approval.  If required,
                    the principal terms of this Agreement and the Merger shall have been approved by the TLC stockholders in accordance with applicable law and TLC'S certificate of incorporation and bylaws.

                              9.6  Nonsolicitation.  Messrs. Duca,
                    Dinsmore and Schmidt each shall have executed and delivered to SoftKey a Nonsolicitation Agreement substantially in the form of Exhibit C.

                              9.7  Purchase of Shares.  Kidsco shall
                    have purchased Shares pursuant to the Offer.

                    10.  TERMINATION OF AGREEMENT

                              10.1 Termination.  This Agreement may be
                    terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of TLC, if required:

                                   (a)  by mutual written consent of TLC
                         and SoftKey, by action of their respective
                         Boards of Directors;

                                   (b)  by either party, if Kidsco or
                         SoftKey shall not have purchased any Shares pursuant to the Offer on or before the Final Date (as defined below); provided that no party shall have the right to terminate this Agreement under this clause (b) at any time when it is in material breach of any provision of this Agreement or the Offer;

                                   (c)  by either party, if a permanent
                         injunction or other order by any federal or state court which would make illegal or otherwise permanently restrain or prohibit the consummation of the Merger shall have been issued and shall have become final and nonappealable;

                                   (d)  by either party if the Offer
                         expires or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder; provided, however, that SoftKey may not terminate this Agreement pursuant to this
                         Section 10.1(d) if SoftKey's or Kidsco's termination of, or failure to accept for payment or pay for any Shares tendered pursuant to, the Offer does not follow the occurrence, or failure to occur, as the case may be, of any condition set forth in Exhibit B hereto;

                                   (e)  by TLC, upon a breach of any
                         representation, warranty, covenant or agreement on the part of SoftKey or Kidsco set forth in this Agreement, or if any representation or warranty of SoftKey or Kidsco shall have become untrue, in either case such that the conditions set forth in Section 8.1 or Section 8.2, as the case may be, would be incapable of being satisfied by the Final Date;

                                   (f)  by TLC if the Offer has not been
                         amended as required herein prior to the fifth business day after the date hereof;

                                   (g)  by either party, if the TLC
                         Board of Directors shall have accepted or approved, or recommended to the stockholders of TLC, a Superior Proposal (a "Superior Proposal Termination"); or

                                   (h)  by SoftKey, if the TLC Board of
                         Directors shall have publicly (including by amendment of the Schedule 14D-9) withdrawn or modified, in a manner adverse to SoftKey or Kidsco, its approval or recommendation of the Offer, the Merger or this Agreement or shall have resolved to do so; provided, however, that SoftKey shall have no right to terminate this Agreement if as a result of TLC's receipt of a proposal for an Alternative Acquisition, TLC withdraws, modifies or amends its approval or recommendation of the Offer, the Merger or this Agreement by reason of taking and disclosing to TLC's stockholders a position contemplated by Rule 14e-2(a)(2) or (3) promulgated under the Exchange Act with respect to such proposal, the Offer, the Merger or this Agreement and if within five business days of taking and disclosing to its stockholders the aforementioned position, TLC publicly reconfirms its recommendation of the Offer, the Merger and this Agreement.

                         As used herein, the "Final Date" shall be March
                    1, 1996.

                              10.2 Notice of Termination.  Any
                    termination of this Agreement under Section 10.1 above will be effective by the delivery of written notice of the terminating party to the other party hereto.

                              10.3 Effect of Termination.  In the case
                    of any termination of this Agreement as provided in this Article 10, this Agreement shall be of no further force and effect (except as provided in Section 10.4 and Article 12) and nothing herein shall relieve any party from liability for any breach of this Agreement.

                              10.4 Breakup Fee.

                                   (a)  Upon the occurrence of any of
                         the following events, TLC shall immediately make payment to SoftKey (by wire transfer or cashiers check) of a breakup fee in the amount of $15,000,000 plus $3,000,000 to cover expenses of SoftKey (collectively, the "Breakup Fee"): (i) this Agreement is terminated pursuant to a Superior Proposal Termination;
                         (ii) the Board of Directors of TLC shall have refused to recommend or changed its recommendations concerning the Offer or the Merger or shall have disclosed, in any manner, its intention to change such recommendation; or
                         (iii) TLC shall have terminated this Agreement after the Final Date, if prior to the Final Date a third party shall have proposed, or it shall have been publicly disclosed that a third party intends to propose an Alternative Acquisition, and within three months following the Final Date, TLC shall enter into an agreement with such third party providing for an Alternative Acquisition.

                                   (b)  Payment of the foregoing fees
                         shall not be in lieu of damages incurred in the event of breach of this Agreement.

                                   (c)  SoftKey shall not be entitled to
                         receive the Breakup Fee hereunder if it shall have committed a material breach of this Agreement.

                    11.  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
                         COVENANTS

                         All representations, warranties and covenants
                    of the parties contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until the earlier of the termination of this Agreement or the Closing Date, whereupon such representations, warranties and covenants will expire (except for covenants that by their terms survive for a longer period).

                    12.  MISCELLANEOUS

                              12.1 Governing Law.  The internal laws of
                    the State of Delaware (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms and the interpretation and enforcement of the rights and duties of the parties hereto.

                              12.2 Assignment; Binding Upon Successors
                    and Assigns. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                              12.3 Severability.  If any provision of
                    this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of the void or unenforceable provision.

                              12.4 Counterparts.  This Agreement may be
                    executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all the parties reflected hereon as signatories.

                              12.5 Other Remedies.  Except as otherwise
                    provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

                              12.6 Amendment and Waivers.  Any term or
                    provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby.
                    The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. The Agreement may be amended by the parties hereto at any time before or after approval of the TLC stockholders, if required, but after such approval, if required, no amendment will be made which by applicable law requires the further approval of the TLC stockholders without obtaining such further approval.

                              12.7 Expenses.  Each party will bear its
                    respective expenses and legal fees incurred with respect to this Agreement and the transactions contemplated hereby.

                              12.8 Attorneys' Fees.  Should suit be
                    brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including, but not limited to, costs, expenses and fees on any appeal).

                              12.9 Notices.  All notices and other
                    communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

                    If to TLC to:          The Learning Company
                                           6493 Kaiser Drive
                                           Fremont, California  94555
                                           Attention:  Chief Executive Officer
                                           Telecopier:  (510) 792-9627

                    With a copy to:        Stradling, Yocca, Carlson & Rauth
                                           660 Newport Center
                                           Newport Beach, California 92660
                                           Attention: William R. Rauth III, Esq.
                                           Telecopier:  (714) 725-4000

                                           Wachtell, Lipton, Rosen & Katz
                                           51 West 52nd Street
                                           New York, New York  10019-6150
                                           Attention:  Barry A. Bryer, Esq.
                                           Telecopier:  (212) 403-2000

                    And if to SoftKey
                    or Kidsco to:          c/o SoftKey International Inc.
                                           One Athenaeum Street
                                           Cambridge, Massachusetts 02142
                                           Attention:  Chief Executive Officer
                                           Telecopier:  (617) 229-0318

                    With a copy to:        Skadden, Arps, Slate, Meagher & Flom
                                           One Beacon Street, 31st Floor
                                           Boston, Massachusetts 02108
                                           Attention:  Louis A. Goodman, Esq.
                                           Telecopier:  (617) 573-4822

                    All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, when the party receiving such copy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally recognized overnight courier, on the business day following dispatch, and (d) in the case of mailing, on the third business day following such mailing.

                            12.10  Construction of Agreement.  This
                    Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an Exhibit will mean a Section in, or Exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

                            12.11  No Joint Venture.  Nothing contained
                    in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other. The status of the parties hereto is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section 12.11.

                            12.12  Further Assurances.  Each party
                    agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

                            12.13  Absence of Third-Party Beneficiary
                    Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement. Anything contained herein to the contrary notwithstanding, (a) the holders of TLC Options are intended beneficiaries of Section 2.2; (b) the employees of TLC are intended beneficiaries of
                    Section 6.5; and (c) the officers and directors of TLC and the other Indemnified Parties are intended beneficiaries of Section 6.6.

                            12.14  Public Announcement.  Upon execution
                    of this Agreement, SoftKey and TLC promptly will issue a joint press release approved by both parties announcing this Agreement. Thereafter, SoftKey or TLC may issue such press releases, and make such other disclosure regarding the Merger, as it determines (after consultation with legal counsel) are required under applicable securities laws or rules of The Nasdaq Stock Market.

                            12.15  Entire Agreement.  This Agreement and
                    the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto. The express terms hereof control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof.


                    IN WITNESS WHEREOF, the parties hereto have executed
               this SoftKey/TLC Agreement and Plan of Merger as of the date first above written.

                                        SOFTKEY INTERNATIONAL INC.

                                        By:  /s/ R. Scott Murray

                                           Name: R. Scott Murray
                                           Title: Chief Financial Officer

                                        KIDSCO INC.

                                        By: /s/ R. Scott Murray

                                           Name: R. Scott Murray
                                           Title:

                                        THE LEARNING COMPANY

                                        By: /s/ William A. Dinsmore III

                                           Name: William A. Dinsmore III
                                           Title: President and Chief
                                                  Executive Officer


                                       EXHIBIT A

                                 CERTIFICATE OF MERGER
                                           OF
                                      KIDSCO INC.
                                          INTO
                                  THE LEARNING COMPANY


                       Pursuant to Section 251(c) of the General
                        Corporation Law of the State of Delaware


                    The Learning Company, a Delaware corporation, does
               hereby certify to the following facts relating to the merger of Kidsco Inc. into The Learning Company (the "Merger"):

                    FIRST:  The names and states of incorporation of the
               constituent corporations to the Merger are as follows:

                    Name                        State

               The Learning Company                Delaware

               Kidsco Inc.                         Delaware

                            SECOND:  A SoftKey/TLC Agreement and Plan of
               Merger dated December 6, 1995 has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the General Corporation Law of the State of Delaware.

                    THIRD:  The name of the corporation surviving the
               Merger is The Learning Company (the "Surviving
               Corporation").

                    FOURTH:  The text of the Certificate of
               Incorporation of the Surviving Corporation should be amended to read as set forth as Exhibit A to this Certificate of Merger.

                    FIFTH:  An executed copy of the SoftKey/TLC
               Agreement and Plan of Merger is on file at the principal place of business of the Surviving Corporation, One Athenaeum Street, Cambridge, Massachusetts 02142.

                    A copy of the SoftKey/TLC Agreement and Plan of
               Merger will be furnished upon request and without cost to any stockholder of either constituent corporation.

                    IN WITNESS WHEREOF, The Learning Company has caused
               this Certificate of Merger to be executed in its
               corporate name this       day of           , 1995.


                                             THE LEARNING COMPANY

                                             By:

                                                 Name:
                                                 Title:


                                       EXHIBIT B

               CERTAIN CONDITIONS OF THE OFFER

                         Notwithstanding any other provisions of the
               Offer, and in addition to (and not in limitation of) Kidsco's rights to extend and amend the Offer at any time in its sole discretion (but subject to the terms and restrictions of the Merger Agreement) Kidsco shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Kidsco's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer, if, in the reasonable judgment of SoftKey or Kidsco (i) the number of Shares, including the Associated Rights, that have been validly tendered and not withdrawn prior to the expiration of the Offer, when added to the number of Shares (and Associated Rights) beneficially owned by SoftKey, Kidsco and their respective affiliates, does not constitute a majority of the Shares (and Associated Rights) outstanding on a fully diluted basis (the "Minimum Condition") or (ii) at any time on or after December 6, 1995 and before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment pursuant to the Offer) any of the following events shall occur or shall have occurred:

                         (a) there shall be instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental authority or agency, domestic or foreign, (i)(A) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of, or payment for, some or all the Shares by SoftKey or Kidsco or the consummation by SoftKey or Kidsco of the Merger, (B) seeking to obtain material damages or (C) otherwise directly or indirectly relating to the transactions contemplated by the Offer or the Merger, (ii) seeking to prohibit the ownership or operation by SoftKey or Kidsco or any other affiliates of SoftKey or Kidsco of all or any portion of the business or assets of TLC and its subsidiaries, taken as a whole, or of SoftKey or Kidsco, or to compel SoftKey, Kidsco or any other affiliates of SoftKey or Kidsco to dispose of or hold separately all or any material portion of the business or assets of TLC and its subsidiaries, taken as a whole, or seeking to impose any material limitation on the ability of SoftKey, Kidsco or any other affiliates of SoftKey or Kidsco to conduct their respective businesses or own such assets,
                    (iii) seeking to impose limitations on the ability of SoftKey or Kidsco or any other affiliates of SoftKey or Kidsco effectively to exercise full rights of ownership of the Shares or Associated Rights, including, without limitation, the right to vote any Shares acquired by any such person on all matters properly presented to TLC's stockholders or
                    (iv) seeking to require divestiture by SoftKey, Kidsco or any other affiliates of SoftKey or Kidsco of any Shares;

                         (b)  there shall be any action taken or any
                    statute, rule, regulation, judgment, order or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Merger, by any court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, which, is likely to directly or indirectly result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

                         (c)  TLC shall have breached, or failed to
                    comply with, in any material respect any of its obligations under the Agreement which has not been cured, or any representation or warranty of TLC in the Agreement shall have been incorrect in any material respect when made or shall have since ceased to be true and correct in any material respect and, in each case, shall continue to be untrue (except that the representations and warranties contained in Section 3.3(a) and (b) of the Agreement shall be true and correct without regard to materiality, if such failure to be true has an adverse effect on SoftKey, Kidsco or their ability to consummate the Offer);

                         (d) the Agreement shall have been terminated in accordance with its terms or SoftKey or Kidsco shall have reached an agreement or understanding in writing with TLC providing for termination or amendment of the Offer;

               which, in the reasonable judgment of SoftKey or Kidsco in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.

                         The foregoing conditions are for the sole
               benefit of either SoftKey and Kidsco and may be asserted by either SoftKey or Kidsco in its sole discretion regardless of the circumstances giving rise to any such conditions or may be waived by SoftKey or Kidsco in its sole discretion in whole or in part at any time and from time to time, in each case, subject to the terms of the Agreement. The failure by SoftKey or Kidsco at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by SoftKey or Kidsco concerning any event described in this Exhibit B shall be final and binding on all parties other than the Company.


                                       EXHIBIT C

               NONSOLICITATION AGREEMENT

                    This Nonsolicitation Agreement is made as of the
                     day of December, 1995, between
               ("Executive") and SoftKey International Inc. ("SoftKey").

                    For valuable consideration, receipt of which is
               acknowledged, the parties hereto agree as follows:

                    1. Nonsolicitation. For a period of one year from the date hereof, Executive (other than in Executive's role as an employee or director of The Learning Company) shall not: (i) hire, entice or in any other manner persuade or attempt to persuade any then-current employee of The Learning Company or any of its subsidiaries to discontinue his or her relationship or violate any agreement with any of such companies; provided, however, that this Agreement shall not be violated if (i) Executive is an employee, consultant, director, agent or stockholder of an entity that engages in any of the foregoing activities, so long as Executive was not personally involved in such activities and such activities were not done at Executive's initiation, or
               (ii) the contact regarding such matters was initiated by the employee.

                    2. Enforceability. In the event the restrictions contained in Section 1 shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only for the maximum period of time for which they may be enforceable, and over the maximum geographical area as to which they may be enforceable, and to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

                    3.   Governing Law.  This Agreement shall be
               governed by the laws of the State of Delaware, without regard to conflict of laws principles thereof.


                    IN WITNESS WHEREOF, the parties have duly executed
               this Nonsolicitation Agreement as of the date first above written.

                                           ___________________________

                                           SOFTKEY INTERNATIONAL INC.
                                           By:________________________
                                              Name:
                                              Title: